Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Marshall Murphy

(469) 549-3005

NATIONSTAR ANNOUNCES LAUNCH OF CAPITAL-LIGHT SERVICING ACQUISITION STRUCTURE & INVESTOR CALL TO DISCUSS STRUCTURE

•	Initial transaction: sale of advances of $3.2 billion with potential for up to $6.3 billion

•	Related sale of RMSRs on $58 billion of UPB with potential for up to $130 billion of UPB

•	Unlocks up to $681 million in advance equity to be redeployed into high-return opportunities

•	Increases balance sheet efficiency with a low-cost structure that can be deployed on future acquisitions

•	Eliminates advance interest expense and future advance obligations on transaction portfolio

•	Generates long-term, fee-based revenue streams to Nationstar

Lewisville, TX (December 18, 2013) – Nationstar Mortgage Holdings Inc. (NYSE:NSM) (“Nationstar”) announced today the launch of a new, capital-light servicing acquisition structure. Nationstar Mortgage LLC, a wholly-owned subsidiary, agreed to sell to New Residential (NYSE:NRZ) and other investors (“NRZ”) servicing advances of $3.2 billion with potential for up to $6.3 billion. Nationstar agreed to sell the related rights to mortgage servicing rights (“RMSRs”) of approximately $58 billion of unpaid principal balance (“UPB”) with potential for up to $130 billion of UPB.

These transactions are the first of a series in Nationstar’s planned strategic initiative to launch a low-cost, capital-light acquisition structure. These transactions enable Nationstar to unlock advance equity of $362 million, with total potential of up to $681 million for redeployment into high return opportunities. In addition to reducing Nationstar’s advance funding interest expense, Nationstar has also transferred the obligation to fund the future servicing advances of the portfolios to NRZ, improving Nationstar’s balance sheet efficiency.

The total sale price to Nationstar is $3.2 billion, with a total potential of up to $6.3 billion at substantially the same terms. Nationstar intends to use the proceeds for general corporate purposes, including new servicing portfolio acquisitions and potentially retiring corporate debt.

“We are excited for the strategic possibilities this innovative acquisition structure opens up for Nationstar,” said Nationstar CEO Jay Bray. “For several quarters, we have been working rigorously to evaluate capital structure alternatives for acquisitions to unlock Nationstar’s growth potential. Nationstar is pleased to announce this transformational deal with NRZ and leading investors, and we look forward to structuring future servicing portfolio acquisitions with this low-cost, fee-for-service model.”

Nationstar will continue to service the loans in the transaction portfolios. Nationstar will receive a base servicing fee and will have the ability to earn additional fees based on the performance of the portfolio. In addition, other fees in excess of NRZ’s targeted return will be split equally between Nationstar and NRZ. Nationstar continues to retain all ancillary, Solutionstar, and originations revenue. The transaction servicing portfolios consist of non-agency residential mortgage loans.

Conference Call Webcast and Investor Presentation

Chief Executive Officer, Jay Bray, and Chief Financial Officer, David Hisey, will host a conference call for investors and analysts to discuss the sale and other general business matters at 11:00 a.m. (ET) on Wednesday, December 18, 2013. To listen to the event live, or in an archive which will be available for 14 days, visit Nationstar’s website at http://investors.nationstarholdings.com. The conference call will also be accessible by dialing 1-877-299-4454, or 1-617-597-5447 internationally. Please use the participant passcode 65717518 to access the live conference call. An investor presentation will also be available at http://investors.nationstarholdings.com. A replay of the conference call will be available for approximately two weeks by dialing 1-888-286-8010, or 1-617-801-6888 internationally, using the participant passcode 22834787.

About Nationstar Mortgage Holdings Inc.

Based in Lewisville, Texas, Nationstar offers servicing, origination, and real estate services to financial institutions and consumers. Nationstar is one of the largest servicers in the United States and operates an integrated loan origination business that mitigates servicing portfolio run-off and improves credit performance for loan investors. Our Solutionstar business unit offers asset management, settlement, and processing services. Additional corporate information is available at www.nationstarholdings.com.

Forward Looking Statements

Any statements in this release related to our launch of a capital-light servicing acquisition structure, including without limitation references to amounts of and plans for unlocked advance equity, projected efficiencies, use of proceeds, expected amounts and timing of future closings and other potential acquisitions, that are not historical or current facts are forward-looking statements. Forward-looking statements convey our current expectations or forecasts of future events. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-statements. Certain of these risks and uncertainties are described in the “Risk Factors” section of our most recent annual and quarterly reports and other required reports as filed with the SEC, which are available at the SEC’s website at http://www.sec.gov. Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statements to reflect circumstances or events after the date of this press release.

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